                                                                   Exhibit 10.27

                              EMPLOYMENT AGREEMENT

This Agreement is made as of September 12, 1994 (the "Effective Date") between CARLISLE PLASTICS, INC., a Delaware corporation ("Carlisle") and Clifford A. Deupree ("Deupree").

         WHEREAS, Carlisle considers the establishment and maintenance of a sound and vital management to be essential to protecting and enhancing the best interest of Carlisle and its shareholders; and

         WHEREAS, Deupree has made and is expected to continue to make, due to his experience and knowledge of the plastics market, a significant contribution to the profitability, growth and financial strength of Carlisle; and

         WHEREAS, Carlisle, as a publicly held corporation, recognizes that the possibility of a change of control may exist and that such possibility, and the uncertainty and questions which it may raise among management, may result in the departure or distraction of the performance of Deupree's duties to the detriment of Carlisle and its shareholders; and

         WHEREAS, Deupree is willing to continue his employment with Carlisle upon the understanding that Carlisle will provide income security if Deupree's employment is terminated under certain terms and conditions;

         WHEREAS, it is in the best interests of Carlisle and its stockholders to employ Deupree and to reinforce and encourage his continued attention and dedication to his assigned duties without distraction and to ensure his continued availability to Carlisle in the event of a Change in Control; and

         WHEREAS, it is further in Carlisle's best interests to receive certain assurances from Deupree regarding Carlisle's confidentiality and competition concerns;

         THEREFORE, in consideration of the foregoing and of the increased compensation, change in control protection, continued employment and other benefits hereunder, as well as other mutual covenants and obligations hereinafter set forth, Carlisle and Deupree agree as follows:

1. Employment. Carlisle agrees to continue to employ Deupree as President of Carlisle under the terms, conditions and benefits set forth herein and Deupree accepts continued employment with Carlisle on said terms, conditions and benefits.

2. Term. The term of Deupree's employment shall continue until terminated pursuant to paragraphs 7, 8, or 9 herein.

3. Duties. In his position as President, Deupree will continue to faithfully and diligently exercise overall operating responsibility for Carlisle and perform such responsibilities as may be assigned to him from time to time by the Board of Directors of Carlisle (the "Board"); devote his full time, energy and skill to Carlisle's business, as is reasonably necessary to execute fully his duties hereunder, except for vacations, absences made necessary because of illness, and service on other corporate, civic, or charitable boards or committees not significantly interfering with his duties hereunder; and promote Carlisle's best interests. The principal place of employment and the location of Deupree's principal office and normal place of work shall be in the Phoenix, Arizona metropolitan area. Deupree will be expected to travel to other locations, as necessary, in the performance of his duties during the term of this Agreement. Deupree shall not engage in any other business activity inconsistent with his duties and obligations hereunder, whether personal or for gain, profit or pecuniary advantage.

4. Compensation. For all services rendered by Deupree, Carlisle shall pay Deupree a base annual salary of $400,000, payable at such times as salaried employees of Carlisle are customarily paid. The Board shall, from time to time during Deupree's employment, review his annual salary in connection with possible increases, giving consideration to inflation factors, performance of Deupree and Carlisle, salaries paid for positions of similar responsibility for other companies, and other relevant factors, and shall provide for such increase when deemed appropriate. Deupree shall in addition be eligible to receive annual executive incentive bonuses up to 100% of Deupree's annual base salary, which are given solely at the discretion of the Board acting through its Compensation Committee, commensurate with the performance of Carlisle and Deupree's contribution as President of Carlisle in furthering the strategic goals and objectives of the Company. Such bonus may be payable in cash or in stock of the Company. In the event of termination of this Agreement by Carlisle without Good Cause, as defined in paragraph 8 herein, or by Deupree for Good Reason, as defined in paragraph 7 herein, the Board shall, in its sole discretion, in good faith determine and cause to be paid the proportionate amount of any bonus earned by Deupree through the date of termination, provided however that such determination shall be final and binding.

5. Benefits. Deupree shall be entitled to an annual paid vacation of up to six (6) weeks per year, which may not be carried over beyond the end of any fiscal year, and such insurance, 401(k) program and other benefits described in Carlisle's employee manual, as are available to all salaried employees of Carlisle, subject to any limitations on such benefits to officers, directors or highly paid employees in order that such benefit programs qualify under federal or state law for favored tax or other treatment. Such benefit programs may be changed from time to time by the Board. Deupree shall also be entitled to reimbursement of his reasonable and necessary expenses incurred in connection with the performance of his duties hereunder.

6. Deferred Compensation. As of January 1, 1994, Deupree shall accrue $83.33 for every full calendar month after the Effective Date during which he is employed by Carlisle, up to a maximum of 12 months to be paid to Deupree in 120 monthly installments beginning at the later of his separation date or his 62nd birthday. The terms and conditions of this deferred compensation benefit are set forth in the Deferred Compensation Agreements, attached hereto as Exhibit A, and executed contemporaneously with this Agreement.

7. Termination by Deupree. Deupree may resign his employment with Carlisle effective upon 15 days' advance written notice to the Board. If Deupree resigns under this paragraph, the Board retains the right to terminate his employment, effective upon written notice to Deupree, at anytime during the 15-day notice period, provided, however, that base salary and the employer portion of his health insurance premiums will continue to be paid by Carlisle for the duration of the 15-day notice period. In connection with his termination, Deupree will receive any accrued unused vacation pay to which he is entitled.

         Deupree may also terminate his employment with Carlisle at any time for Good Reason, effectively immediately upon written notice to the Board.
Good Reason shall exist if Carlisle has materially breached any of the terms of this Agreement or if Deupree is assigned duties which are materially inconsistent with his position, duties, responsibilities and status as President of Carlisle. If Deupree terminates his employment for Good Reason, he is entitled to Salary Continuation for 24 months following his resignation date. Salary Continuation will be computed at the annual rate of $400,000 (or such higher salary as then may be in effect) and will be payable to Deupree on the same schedule and in the same amount as the payment of salary prior to termination of his employment, until such time as the full Salary Continuation obligation shall be discharged, as provided in this paragraph 7. During the period when Salary Continuation is payable to Deupree, Carlisle will also continue to provide to Deupree all medical and health benefits provided to its other senior executives. Deupree shall also receive any accrued unused vacation pay to which he is entitled. Receipt of Salary Continuation is subject to Deupree's compliance with his obligations under paragraphs 10, 11, and 12 of this Agreement.

         Payment of the employer portion of Deupree's group health insurance premiums under this paragraph and under paragraphs 8 and 9 herein shall cease as of the date Deupree is covered under another group health plan if such coverage occurs prior to termination of any salary continuation periods set forth in said paragraphs.

8. Termination by Carlisle. Carlisle shall have the right to terminate Deupree's employment in any of the following ways:

         a. If Deupree dies during the term, his employment under this Agreement shall thereupon terminate, except that Carlisle shall pay to the legal representative of Deupree's estate all compensation due hereunder up to the date of his death, including salary and any other compensation, prorated through the last day of the month during which his death has occurred.

         b. Carlisle, by written notice to Deupree, may terminate Deupree's employment under this Agreement if he becomes physically or mentally disabled during the term so that he shall not be able to perform, for a period of 120 consecutive days, with reasonable accommodation, substantially the usual duties assigned to him hereunder ("Disability"). In such event, Carlisle shall pay to Deupree all compensation due hereunder up to the date of such termination, including salary and any other compensation (prorated through the last day of the month during which such termination has occurred).

         c. Carlisle, by written notice to Deupree, may terminate his employment for Good Cause, as defined below. In the event of termination under this subparagraph 8.c., Deupree shall be paid his salary and any other compensation hereunder, prorated up to the date of termination.

         "Good Cause" for the purpose of this Agreement shall mean on or more of the following: (i) willful and premeditated failure or refusal of Deupree to render services to Carlisle in accordance with his obligations under paragraph 3; (ii) the commission by Deupree of an act of fraud or embezzlement against Carlisle; (iii) the commission of any other willful or reckless act which injures Carlisle in a substantial or material way (it being understood that mere negligence in performance of duties is not Good Cause under this Agreement); or (iv) the commission of a substantial act or moral turpitude by Deupree which is deemed by Carlisle's Board to have a material adverse effect on Carlisle.

         Termination for Good Cause shall only be made by a decision of the full Board (excluding Deupree) after providing Deupree a full hearing before the Board after ten (10) days advance written notice of the meeting, which states that among its purposes is consideration of terminating

Deupree's employment for Good Cause. Deupree shall have the right to appear at such meeting and to have counsel, other advisers and witnesses attend the same.

d. In addition, Carlisle may, by written notice to Deupree, terminate his employment without Good Cause, in which event Deupree will be paid his salary and any other compensation up to the date of termination (prorated through the last day of the month during which Deupree has been terminated) on the date of such termination. Deupree is also entitled to receive Salary Continuation for 24 months from his termination date. Salary Continuation will be computed at the annual rate of $400,000 (or such higher salary as then may be in effect) and will be payable to Deupree on the same schedule and in the same amount as the payment of salary prior to termination of his employment, until such time as the full Salary Continuation obligation shall be discharged, as provided in this paragraph 7. During the period when Salary Continuation is payable to Deupree, Carlisle will also continue to provide to Deupree all medical and health benefits provided to its other senior executives. Deupree shall also receive any accrued unused vacation pay to which he is entitled. Receipt of Salary Continuation is subject to Deupree's compliance with his obligations under paragraphs 10, 11, or 12 of this Agreement.

9.       Termination Following a Change in Control.

         a. Definition. Change in Control shall mean a change in control which would be required to be reported in response to Item 1 of Form 8-K promulgated under the Securities Exchange Act of 1934, as amended (the "Exchange Act"), whether or not Carlisle is then subject to such reporting requirement including, without limitation, if:

                 i. any "person" (as such term is used in Sections 13(d) and 14(d) of the Exchange Act) becomes a "beneficial owner" (as defined in Rule 13d-3 under the Exchange Act). directly or indirectly, of securities of Carlisle representing 50% or more of the combined voting power of Carlisle's then outstanding securities. For purposes of this subparagraph, a person becomes a beneficial owner as of the date on which an option to purchase Carlisle securities is granted to such person; or

                 ii. there ceases to be a majority of the Board of Directors comprised of (A) individuals who on the date hereof constituted the Board of Carlisle, and (B) any new director who subsequently was elected or nominated for election by a majority of the directors who held such office immediately prior to a Change in Control.

                 Deupree agrees that, subject to the terms and conditions of this Agreement, in the event of a Change in Control of Carlisle occurring after the date hereof, Deupree will remain in the employ of Carlisle for a period of 30 days from the occurrence of such Change in Control.

         b. Applicability. In the event of a Change of Control, Deupree shall be entitled to receive the benefits set forth in subparagraph f below if his employment terminates within 36 months of such Change in Control for any reason other than death, Good Cause, retirement or resignation other than for Good Reason. Notwithstanding anything herein to the contrary, Deupree may voluntarily terminate his employment for any reason during the period commencing on the 31st day following a Change of Control and ending on the 360th day following the Change in Control, and such termination shall be deemed "Good Reason" for all purposes of this Agreement. Deupree shall, in return for the benefits provided under this subparagraph f, sign a severance agreement with Carlisle, in which he agrees to release any and all claims and causes which he might have against Carlisle and in which he affirms and acknowledges his obligations under paragraphs 10, 11 or 12 of this Agreement.

         c. Notice of Termination. Any purported termination of employment shall be communicated by written Notice of Termination to the other party hereto in accordance with paragraph 20 hereunder. For purposes of this Agreement, a "Notice of Termination" shall mean a notice which indicates the specific termination provision in this Agreement relied upon and which sets forth the facts and circumstances claimed to provide a basis for termination of Deupree's employment.

         d. Date of Termination. For purposes of this Agreement, "Date of Termination" shall mean:

                 i. if Deupree's employment is terminated for Disability, as defined in paragraph 8.b. hereunder, 30 days after Notice of Termination is given (provided that Deupree shall not have returned to the full-time performance of Deupree's duties during such 30-day period); and

                 ii. if Deupree's employment is terminated pursuant to a provision contained in paragraph 7 or 8 herein or for any other reason (other than Disability), the date specified in the Notice of Termination, consistent with the provisions in said paragraphs.

         e. Dispute of Termination. If, within ten days after any Notice of Termination is given, the party receiving such Notice of Termination notifies the other party that a dispute exists concerning the termination, the Date of Termination shall be the date on which the dispute is finally determined, either by mutual written agreement of the parties, or by a final judgment, order or decree of a court of competent jurisdiction (which is not appealable or the time for appeal therefrom having expired and no appeal having been perfected); provided, that the Date of Termination shall be extended by a notice of dispute only if such notice is given in good faith and the party giving such notice pursues the resolution of such dispute with reasonable diligence. Notwithstanding the pendency of any such dispute, Carlisle shall continue to pay Deupree full compensation in effect when the notice giving rise to the dispute was given (including, but not limited to, base salary) and continue Deupree as a participant in all compensation, benefit and insurance plans in which Deupree was participating when the notice giving rise to the dispute was given, until the dispute is finally resolved in accordance with this subsection. Amounts paid under this subsection are in addition to all other amounts due under this Agreement and shall not be offset against or reduce any other amounts under this Agreement.

         f. Compensation Upon Termination. Following a Change in Control, as defined in subparagraph 9.a. above, to the extent provided in subparagraph 9.b. above, Deupree shall be entitled to the following benefits in lieu of any benefits which would otherwise be available to him upon termination under paragraphs 7 or 8 hereunder:

                 i. Carlisle shall pay Deupree through the Date of Termination Deupree's base salary at the rate in effect at the time the Notice of Termination is given and any other form or type of other compensation otherwise payable for such period, including an executive incentive bonus, commensurate with his performance and the performance of Carlisle.

                 ii. In lieu of any further salary payments for periods subsequent to the Date of Termination, Carlisle shall pay a severance payment (the "Severance Payment") equal to 24 months of Deupree's Compensation as defined below based on the average monthly Compensation paid to Deupree during the 12 month period ending immediately prior to the date of Termination (without given effect to any reduction in such Compensation which would constitute a breach of this Agreement). For purposes of this subparagraph, Compensation shall mean and include every type and form of compensation paid to Deupree by Carlisle (or any corporation ("Affiliate") affiliated with Carlisle within the meaning of Section 1504 of the Internal Revenue Code of 1986, as may be amended from time to time (the "Code")) and included in Deupree's gross income for federal income tax purposes, but excluding compensation income recognized as a result of the exercise of stock options or sale of the stock so acquired. All of Deupree's contributions to any qualified plan pursuant to
Section 401(k) of the Code or any flexible benefit plan pursuant to Section 125 of the Code shall be deemed to be included in gross income for federal tax purposes for purposes of this subparagraph. The Severance Payment shall be made in a single lump sum within 60 days after the Date of Termination.

                 iii. For the period of time after the Date of Termination on which the Severance Payment is based in accordance with paragraph (ii) above (two years), Carlisle shall arrange to provide, at its sole expense, Deupree with life, disability and health insurance benefits substantially similar to those which Deupree is receiving or entitled to receive immediately prior to the Notice of Termination. The cost of providing such benefits shall be in addition to (and shall not reduce) the Severance Payment. Benefits otherwise receivable by Deupree pursuant to this paragraph (iii) shall be reduced to the extent comparable benefits are actually received by Deupree during such period from any third party, any such benefits actually received by Deupree shall be reported to Carlisle.

                 iv. Carlisle shall also pay to Deupree all legal fees and expenses incurred by Deupree as a result of such termination (including all such fees and expenses, if any, incurred in contesting or disputing any such termination or in seeking to obtain or enforce any right or benefit provided by this paragraph).

                 v. The Severance Payment shall be reduced and offset by the amount of any other payment received or to be received by Deupree in connection with his termination of employment pursuant to any policies of Carlisle.

                 vi. If a determination is made by legislation, regulations, rulings directed to Carlisle or Deupree, or court decision that the aggregate amount of any payment made to Deupree hereunder, or pursuant to any plan, program or policy of Carlisle in connection with, on account of, or as a result of, a Change of Control constitutes "excess parachute payments" as defined in Section 280G of the code subject to the excise tax provisions of
Section 4999 of the Code, or any successor sections thereof, Deupree shall be entitled to receive from Carlisle, in addition to any other amounts payable hereunder, an amount which shall be equal to such excise tax, plus, on a net after-tax basis, an amount equal to the aggregate amount of any interest, penalties, fines or additions to any tax, including income tax, which are imposed in connection with the imposition of such excise tax. Such amount shall be payable to Deupree as soon as may be practicable after such final determination is made. Deupree and Carlisle shall mutually and reasonably determine whether or not such determination has occurred or whether any appeal to such determination should be made.

                 vii. Deupree shall be entitled to receive all benefits payable to Deupree under the Carlisle Plastics, Inc. Retirement Investment Plan and Trust or any successor of such Plan and Trust and any other plan or agreement relating to retirement benefits, and, in addition, if Deupree is not fully vested in his account balance under such Plan, a single lump sum payment in cash from Carlisle representing the nonvested portion of his account, which shall be in addition to, and not reduced by, any other amounts payable to Deupree under this paragraph 9.

                 viii. Deupree shall not be required to mitigate the amount of any payment provided for in this paragraph 9 by seeking other employment or otherwise, nor shall the amount of any payment or benefit provided for in this paragraph 9 be reduced by any compensation earned by Deupree as the result of employment by another employer or by retirement benefits after the Date of Termination, or otherwise except as specifically provided in this paragraph 9.

                 ix. In order to assure the performance of Carlisle or its successor of its obligations under this paragraph, Carlisle may deposit in trust an amount equal to the maximum payment that will be due Deupree under the terms hereof. Under a written trust instrument, the Trustee shall be instructed to pay to Deupree (or Deupree's legal representative, as the case may be) the amount to which Deupree shall be entitled under the terms hereof, and the balance, if any, of the trust no so paid or reserved for payment shall be repaid to Carlisle. If Carlisle deposits funds in trust, payment shall be made no later than the occurrence of a Change in Control. If and to the extent there are not amounts in trust sufficient to pay Deupree under this agreement, Carlisle shall remain liable for any and all payments due to Deupree. In accordance with the terms of such trust, at all times during the term of this Agreement, Deupree shall have no rights, other than as an unsecured general creditor of Carlisle, to any amounts held in trust and all trust assets shall be general assets of Carlisle and subject to the claims or creditors of Carlisle. Failure of Carlisle to establish or fully fund such trust shall not be deemed a revocation or termination of this Agreement by Carlisle.

         g. Stock Options. Deupree shall, immediately upon a Change in Control, vest in all stock options which have been granted to him and he shall be entitled to exercise all rights and to receive all benefits accruing to him under any and all Carlisle stock purchase and stock option plans or programs, including the Restated Carlisle Plastics, Inc. 1991 Employee Incentive Plan, or any successor to any such plan or program, which shall be in addition to and not reduced by any other amounts payable to Deupree under this paragraph 9.

10. Confidential Information. All knowledge and information not already available to the public which Deupree may acquire or has acquired with respect to product development, improvements, modifications, discoveries, designs, methods, systems, computer software, programs, codes and documentation, research, designs, formulas, instructions, methods, inventions, trade secrets, services or other private or confidential matters of Carlisle (such as those concerning sales, costs, profits, organizations, customer lists, pricing methods, etc.) or of any third party which Carlisle is obligated to keep confidential, shall be regarded by Deupree as strictly confidential and shall not be used by Deupree directly or indirectly or disclosed to any persons, corporations or firms. All of the foregoing knowledge and information are collectively termed "Confidential Information" herein. Deupree's obligations under this paragraph will not apply to any information which (a) is or becomes known to the general public under circumstances involving no breach by Deupree of the terms of this paragraph, (b) is generally disclosed to third parties by Carlisle as a continuing practice without restriction on such third parties,
(c) is approved for release by written authorization of Carlisle's Board, or
(d) Deupree is obligated by law to disclose.

11.      Disclosed and Transfer of Product Developments, etc.

         a. Deupree will make full and prompt disclosure to Carlisle of all product developments, improvements, modifications, discoveries, computer software, programs, codes and documentation, research, designs, formulas, configurations, instructions, methods and inventions (all of which are collectively termed "Developments" herein), whether patentable or not, made, discovered, conceived or first reduced to practice by Deupree or under his direction during his employment, alone or with others, whether or not made or conceived during normal working hours or on the premises of Carlisle which relate in any material way to the business or to research or development work of Carlisle. Deupree confirms by his acceptance of this Agreement that Carlisle owns and shall own all of the Developments.

         b. Deupree also agrees on behalf of himself and his heirs and legal representatives that he will promptly communicate, disclose and transfer to Carlisle, free of encumbrances and restrictions, all of his right, title and interest in the Developments covered by subparagraph 10.a. and any patents or patent applications covering such Developments and to execute and deliver such assignments, patents and applications, and any other documents as Carlisle may direct, and to cooperate fully with Carlisle to enable it to secure any patents or otherwise protect such Developments in any and all countries. However, this paragraph shall not apply to Developments which do not relate to the actual or anticipated business or research and development of Carlisle or its subsidiaries or affiliates, provided that such Developments are made or conceived by Deupree entirely outside of Carlisle's working hours, outside or Carlisle's premises and without the use of Carlisle's Confidential Information. Deupree shall assign to Carlisle any and all copyrights and reproduction rights to all material prepared by Deupree in connection with his employment. This will confirm that Deupree's obligations to Carlisle under paragraphs 10, 11, and 12 will continue after the termination of Deupree's employment.

12. Non-Competition. During the term of Deupree's employment by Carlisle and, if Deupree's employment with Carlisle is terminated for any reason other than as provided in paragraph 8.d., for a period of twenty-four (24) months thereafter, Deupree shall not directly or indirectly engage in, enter into or participate in the business of Carlisle or in any business or commercial activity which does or is reasonably likely to compete with or adversely affect the Business or products of Carlisle, either as an individual for Deupree's own account, as a partner or a joint venturer, or as an officer, director, consultant or holder of more than five percent (5%) of the entity interest in, any other person, firm, partnership or corporation, or an employee, agent or salesman for any person. In addition, during such period Deupree shall not: avail himself of any advantages or acquaintances he has made with any person who has, within the twelve (12) month period ended on the date of termination of his employment, been a customer of Carlisle or its affiliates, and which would, directly or indirectly, materially divert business from or materially and adversely affect the Business of Carlisle; interfere with the contractual relations between Carlisle and any of its employees.

For purposes of this Agreement, the "Business of Carlisle" or "Business" means and includes the business of the manufacture, production and distributions of plastic garment hangers, trash bags, sheeting, bottles and any other products currently offered or currently under development by Carlisle during two (2) years prior to the date of termination of Deupree's employment.

Inasmuch as the activities of Carlisle are conducted on a North American basis, the restrictions of this paragraph 12 shall apply throughout the United States, Canada, and Mexico.

13. Remedies. Deupree acknowledges that the restrictions set forth in paragraphs 10, 11, and 12 hereof are reasonably necessary to protect legitimate business interests of Carlisle.

14. Severability. The parties intend that the covenants and agreements contained herein shall be deemed to be a series of separate covenants and agreements, one for each and every state of the United States and political subdivision outside the United States where the business described is conducted. If, in any judicial proceeding, a court shall refuse to enforce any of the separate covenants deemed included in such action, then such enforceable covenants shall be deemed eliminated from the provisions of this Agreement for the purpose of such proceeding to the extent necessary to permit the remaining covenants to be enforced in such proceeding. Further, in the event that any provision is held to be overbroad as written, such provision shall be deemed amended to narrow its application to the extent necessary to make the provision enforceable according to applicable law and enforced as amended.

15.      Binding Effect.

         a. Carlisle will require any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business and/or assets of Carlisle to expressly assume and agree to perform this Agreement in the same manner and to the same extent that Carlisle would be required to perform it if no such succession had taken place. Failure of Carlisle to obtain such assumption and agreement prior to the effectiveness of any such succession shall be a breach of this Agreement and shall entitle Deupree to compensation from Carlisle in the same amount and on the same terms as he would be entitled hereunder if he terminated his employment for Good Reason following a Change of Control, except that for purposes of implementing the foregoing, the date on which any such succession becomes effective shall be deemed the Date of Termination.

         b. This Agreement shall inure to the benefit of and be enforceable by Deupree's personal or legal representatives, successors, heirs, and designated beneficiaries. If Deupree should die while any amount would still be payable to Deupree hereunder if Deupree had continued to live, all such amounts, unless otherwise provided herein, shall be paid in accordance with the terms of this Agreement to Deupree's designated beneficiaries, or, if there is no such designated beneficiary, to Deupree's estate.

16. Entire Agreement. From and after the date of this Agreement the terms and provisions of this Agreement constitute the entire agreement between the parties and this Agreement supersedes any previous oral or written communications, representations, or agreements with respect to any subject, including the subject matter of compensation, bonus, participation and profit sharing and termination compensation.

17. Waiver and Interpretation. The waiver by either party of a breach of any provision of this Employment Agreement by the other party shall not operate or be construed as a waiver of any subsequent breach by the breaching party.
No waiver shall be valid unless in writing and signed by the party providing such waiver. If any provision of this Agreement is held by any court to be unenforceable, then such provision shall be deemed to be eliminated from the Agreement to permit enforceability of the remaining provisions. If any provision is held to be overbroad, such provision shall be amended to narrow its application to the extent necessary for enforceability.

18. Application Law. All questions pertaining to the validity, construction, execution and performance of this Agreement shall be construed and governed in accordance with the laws of the Commonwealth of Massachusetts. The parties consent to the personal jurisdiction of the Commonwealth of Massachusetts, waive any argument that such a forum is not convenient, and agree that any litigation relating to this Agreement shall be venued in Boston, Massachusetts.

19. Tax Withholding. Carlisle may withhold from any payment of benefits under this Agreement (and forward to the appropriate taxing authority) any taxes required to be withheld under applicable law.

20. Notice. Any notice required or desired to be given under this Employment Agreement shall be deemed given if in writing sent by certified mail to his residence in the case of Deupree, or to its principal office in the case of Carlisle.

         IN WITNESS WHEREOF, the parties have executed this Employment Agreement as of the date and year first set forth above.

                                                   CARLISLE PLASTICS, INC.


                                                   By /s/ William H. Binnie
                                                      -------------------------
                                                   Its Chairman of the Board


                                                   CLIFFORD A. DEUPREE


                                                    /s/ Clifford A. Deupree
                                                   ---------------------------

                                   EXHIBIT A

                        DEFERRED COMPENSATION AGREEMENT

THIS AGREEMENT is made and entered into effective September 12, 1994, by and between Carlisle Plastics, Inc., a Delaware corporation ("Carlisle") and Clifford A. Deupree ("Deupree").

         WHEREAS, Deupree is, and has been, an employee of Carlisle and is presently serving in the capacity of President; and

         WHEREAS, Deupree does now, and has, rendered valuable services to Carlisle and as a result is now making, and has made, a substantial contribution to the success and growth of Carlisle; and

         WHEREAS, Carlisle has determined that Deupree's continued services are necessary and desirable to the anticipated pattern of growth and success of Carlisle; and

         WHEREAS, Carlisle wishes to reward the past and future services of Deupree, to retain the services of Deupree, and to provide assistance for the contingencies of disability or death of Deupree;

THEREFORE, in consideration for the continued and loyal service to Carlisle by Deupree and subject to the terms and conditions set forth in this Agreement, IT IS AGREED AS FOLLOWS:

1. Best Efforts. The benefits to be paid to Deupree under this Agreement are contingent upon Deupree continuing to exert his best efforts on behalf of Carlisle.

2.       Definitions.

         a. Beneficiary means any person designated by Deupree on the beneficiary form attached as Exhibit 1, to receive benefits under this Agreement which may be payable following Deupree's death, and includes any contingent beneficiary designated by Deupree on said form.

         b. Disability means a physical or mental condition of Deupree which renders him incapable of performing his duties for Carlisle for a period of at least 120 days and which, according to certification by Deupree's qualified physician, will continue to render Deupree substantially incapable of performing any full-time employment for an additional twelve months past the 120 days. The onset of Disability shall be day one of the 120-day period.

         c. Monthly Benefit means $83.33 multiplied by the number of Deupree's Months of Service.

         d. Month of Service means each full calendar month beginning with January 1994, during which Deupree performs full-time services for Carlisle, up to a maximum of 12 months.

3.       Benefits

         a. Calculation. Beginning on the first day of the first month following Deupree's separation of employment with Carlisle or his 62nd birthday, whichever occurs later, Carlisle shall pay to Deupree a Monthly Benefit for 120 consecutive months. Each Monthly Benefit shall be paid to Deupree no later than the first day of each month during the 120 month period.

4. Forfeiture of Benefits. Any entitlement which Deupree has to Monthly Benefits under this Agreement shall be forfeited if Deupree's employment is terminated for Good Cause as defined in paragraph 8.c. of the Employment Agreement dated September 12, 1994. Forfeiture of all benefits hereunder shall also occur if Deupree violates any obligation which he has under paragraph 10, 11, or 12 of the Employment Agreement dated September 12, 1994.

5. Disability Benefit. If Deupree comes under a Disability while employed by Carlisle and prior to commencement of his Monthly Benefit payments pursuant to paragraph 3.a. hereunder, and Deupree terminates active service with Carlisle due to said Disability, Carlisle shall commence payment to Deupree of his Monthly Benefits, beginning on the first day of the first month after Deupree's termination of service on account of Disability. For purposes of any individual group disability plan or policy under which Deupree is an insured and for all other purposes as well, this Deferred Compensation Agreement is neither a disability nor retirement plan which would offset disability benefits to which Deupree is entitled under any such plan or policy.

6. Death Prior to Commencement of Monthly Benefits. If Deupree dies while in the employ of Carlisle and prior to commencement of his Monthly Benefit payments, Carlisle shall make Deupree's Monthly Benefit payments to Deupree's designated Beneficiary, if said Beneficiary survives Deupree. If the Beneficiary dies before receiving all payments under this Agreement, the remaining payments shall be made to the Beneficiary's estate in a lump sum discounted to present value on the basis of the prime rate published in the Wall Street Journal on the date of death of the Beneficiary. If the Beneficiary does not survive Deupree, all payments due hereunder shall be paid to Deupree's estate in a lump sum discounted to present value on the basis of the prime rate published in the Wall Street Journal on Deupree's date of death. Deupree shall designate his Beneficiary on the beneficiary designation form attached to this Agreement as Exhibit 1.

7. Death After Commencement of Monthly Benefits. If Deupree dies after payment of his Monthly Benefits has commenced under this Agreement, but prior to receiving all Monthly Benefits to which he is entitled, Deupree's remaining Monthly Benefits shall continue to be paid to Deupree's Beneficiary, if said Beneficiary survives Deupree, beginning on the first day of the first month following Deupree's death. If Deupree's Beneficiary survives Deupree but dies before receiving all of Deupree's remaining Monthly Benefits, then Deupree's remaining Monthly Benefits shall be paid to the Beneficiary's estate in a single lump sum within 60 days following Deupree's death. Any lump sum payment to the estate of Deupree or of Deupree's Beneficiary under this paragraph or paragraph 6 shall consist of the remaining Monthly Benefits to be paid hereunder discounted to present value in accordance with paragraph 6 above and shall be a full discharge of Carlisle hereunder.

8. Claims Procedure. If Deupree or his Beneficiary (the "Claimant") is denied all or a portion of an expected benefit under this Agreement for any reason, he or she may file a claim with Carlisle. Carlisle shall notify the Claimant within 60 days of allowance or denial of the claim, unless the Claimant receives written notice from Carlisle prior to the end of the 60-day period stating that special circumstances require an extension of the time for decision. The notice of Carlisle's decision shall be in writing, sent by mail to Claimant's last known address, and, if a denial of the claim, must contain the following information:

         c.      the specific reasons for the denial;

         d. specific reference to pertinent provisions of the Agreement on which the denial is based; and

         e. if applicable, a description of any additional information or material necessary to perfect the claim, an explanation of why such information or material is necessary, and an explanation of the claims review procedure.

9. Review Procedure. A Claimant is entitled to request a review of any denial of his claim in writing within 60 days of notice of denial. Absent such a request, the claim will be deemed to be conclusively denied. Upon a request for review, Carlisle's Board of Directors shall afford the Claimant a hearing and the opportunity to review all pertinent documents and submit issues and comments orally and in writing and shall render a review decision in writing, all within 60 days after receipt of a request for a review. The Board may extend the time for decision by not more than 60 days upon written notice to the Claimant. The Claimant shall receive written notice of the Board's review decision, with specific reasons for the decision and reference to the pertinent provisions of the Agreement.

10. Life Insurance and Funding. Carlisle in its discretion may apply for and procure as owner and for its own benefit, insurance on the life of Deupree, in such amounts and in such forms as Carlisle may choose. Deupree shall have no interest whatsoever in any such policy or policies, but at the request of Carlisle shall submit to medical examinations and supply such information and execute such documents as may be required by the insurance company or companies to whom Carlisle has applied for insurance.

         The rights of Deupree, his Beneficiary or estate to benefits under the Agreement shall be solely those of an unsecured creditor of Carlisle. Any insurance policy or other assets acquired by or held by Carlisle in connection with the liabilities assumed by it pursuant to the Agreement shall not be deemed to be held under any trust for the benefit of Deupree, his beneficiary, or his estate, or to be security for the performance of the obligations of Carlisle but shall be, and remain, a general, unpledged, and unrestricted asset of Carlisle.

11. Assignment; Successors. Deupree shall have no right to assign the right to receive any benefits under this Agreement and any such assignment shall be invalid. Carlisle shall require any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business and/or asset of Carlisle to expressly assume and agree to perform this Agreement in the same manner and to the same extent that Carlisle would be required to perform it if no such succession had taken place. Failure of Carlisle to obtain such assumption and agreement prior to the effectiveness of any such succession shall be a breach of this Agreement and shall entitle Deupree to full benefits hereunder from Carlisle, subject only to the forfeiture provisions set forth in paragraph 4 herein.

12. Taxes. Carlisle shall deduct from all payments made hereunder all applicable federal or state taxes required by law to be withheld from such payments.

13. Benefits and Burdens. This Agreement shall be binding upon the heirs, executors, administrators, successors and assigns of any and all parties hereto, present and future. Transfers of Deupree within the Company or its subsidiaries and successor organizations shall not terminate this Agreement.

14. Communications. All communications regarding this Agreement by and between Carlisle and Deupree shall be in writing and shall be deemed duly given, made, delivered or transmitted when mailed first class with postage prepaid and addressed to the appropriate party at the address last appearing on the books of the Company. Deupree may change his address from time to time by giving written notice to Carlisle. Carlisle may rely upon all such information so furnished, including Deupree's current mailing address.

15. Acceleration of Benefit Payments. Carlisle hereby reserves the right, in its sole discretion, to accelerate the payment of any sums specified in this Agreement, and such accelerated payments shall be paid in a single lump sum and discounted to present value on the basis of the prime rate published in the Wall Street Journal on the date of such accelerated payment.

16. Amendment or Termination. This Agreement may be amended or revoked at any time, in whole or in part, by the mutual agreement of Carlisle and Deupree.

17. Construction. All questions pertaining to the validity, construction, execution and performance of this Agreement shall be construed and governed in accordance with the laws of the Commonwealth of Massachusetts. The parties consent to the personal jurisdiction of the Commonwealth of Massachusetts, waive any argument that such a forum is not convenient, and agree that any litigation relating to this Agreement shall be venued in Boston, Massachusetts.

18. Severability. The invalidity of any portion of this Agreement shall not invalidate the remainder hereof, and said remainder shall continue in full force and effect.

19. Duplicate Copies. Two copies of this Agreement shall be executed by the parties and each copy shall be considered an original.

IN WITNESS WHEREOF, Carlisle, through its officer who has been duly authorized by its Board of Directors, and Deupree have hereunto set their hands as of the date first above written.

                                         CARLISLE PLASTICS, INC.



                                         By  /s/ William H. Binnie
                                             -------------------------
                                         Its Chairman of the Board


                                         CLIFFORD A. DEUPREE



                                         By  /s/ Clifford A. Deupree
                                             --------------------------